Exhibit 99

For Immediate Release
Investor Contact: Dave Prichard 262-636-8434 d.a.prichard@na.modine.com
Media Contact: Lori Stafford 262-636-1001 l.stafford@na.modine.com

Modine Common Stock Begins Trading Today on
The New York Stock Exchange

Racine, WI, October 14, 2004 -- The common stock of Modine Manufacturing Company, a worldwide leader in thermal management, begins trading today on The New York Stock Exchange (NYSE) under the new ticker symbol "MOD." The Company announced on September 28 that it would list its common stock on the NYSE after trading on the NASDAQ under the ticker symbol "MODI" since 1984.

"We are delighted to join the ranks of hundreds of outstanding companies around the world and from many different industries that trade their securities on the NYSE," said David Rayburn, Modine President and Chief Executive Officer.

"We believe this move will benefit our shareholders and is both timely and appropriate as we pursue a broader global growth strategy, an enhanced brand recognition and a larger domestic and international investor base," he said. "Modine looks forward to a long and mutually rewarding partnership with the NYSE."

Bear Wagner Specialists LLC will serve as the specialist firm for Modine common stock.

To celebrate the move to the NYSE, Modine President and Chief Executive Officer Dave Rayburn and Vice President, Finance and Chief Financial Officer Brad Richardson will ring the opening bell at the NYSE on Friday, October 22.

Founded in 1916 and with fiscal 2004 revenues of $1.2 billion, Modine specializes in thermal management systems and components, bringing highly engineered heating and cooling solutions and technology to diversified global markets. The Company's products are used in light, medium, and heavy-duty vehicles, HVAC equipment, industrial equipment, refrigeration systems, fuel cells and electronics. Modine employs more than 8,500 people worldwide at 35 facilities. More information about Modine can be found at www.modine.com.

Note to Editors: Pictures of the NYSE bell-ringing ceremony will be available after 9:30 a.m. Eastern Time on October 22.